Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K of Fiserv, Inc. dated December 3, 2007 of our report dated August 24, 2007 related to the consolidated financial statements of CheckFree Corporation as of and for the years ended June 30, 2007 and 2006 (which report on the consolidated financial statements expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, by CheckFree Corporation on July 1, 2005, as described in Note 1), appearing in the Current Report on Form 8-K of Fiserv, Inc. filed November 13, 2007.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

December 3, 2007